Exhibit 99.1

For Immediate Release
NASDAQ Stock Market: MCBC

Macatawa Bank Corporation Reports
First Quarter 2021 Results

HOLLAND, Mich. (April 22, 2021) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the first quarter 2021.

•	Net income of $7.8 million in first quarter 2021 versus $6.4 million in first quarter 2020 – up 21%
•	No provision for loan losses taken in the first quarter 2021 versus $700,000 taken in the first quarter 2020
•
Net interest margin decreased 92 basis points to 2.33% for the first quarter 2021 compared to the first quarter 2020 reflecting a significant increase in on-balance sheet liquidity and previous decreases in the federal funds rate

•	Growth in non-interest income of $1.5 million (32%) from first quarter 2020 driven by increased gains on sales of mortgage loans
•	Loan portfolio balances down by $12.4 million (1%) from first quarter 2020
•	Deposit balances up by $682.6 million (40%) from first quarter 2020
•	Capital and liquidity levels increased further during the quarter and remain strong

The Company reported net income of $7.8 million, or $0.23 per diluted share, in the first quarter 2021 compared to $6.4 million, or $0.19 per diluted share, in the first quarter 2020.

"We are pleased to report good results for the first quarter of 2021 despite continuing challenges posed by the COVID-19 pandemic,” said Ronald L. Haan, President and CEO of the Company.  “We remain focused on serving the financial needs of our customers and our community as evidenced by our continuing participation in the Small Business Administration’s Paycheck Protection Program (PPP) after Congress approved a third round of lending under the program.  We originated 747 additional PPP loans totaling $96.9 million in the first quarter 2021.  The loans were distributed to many local small businesses in order to protect jobs and allow continued paychecks to employees in those companies.

Despite a challenging environment, we produced $7.8 million in earnings for the first quarter of 2021.  Mortgage gains in the first quarter of 2021 were over three times the level achieved in the same period a year ago and offset much of the reduction in net interest income caused by the decrease in market interest rates in 2020.  Our asset quality has been resilient and, as a result, no provision for loan losses was necessary in the first quarter of 2021.  Those items, coupled with our disciplined approach to managing our expenses caused the 21 percent increase in net income in the first quarter of 2021 compared to the first quarter of 2020.”

Macatawa Bank Corporation 1Q Results / page 2 of 7

Mr. Haan concluded:  "We continue to monitor challenges relating to the impact of COVID-19 on our customers and our business.  We are encouraged by the distribution of vaccines and additional economic stimulus and look forward to eventually returning to a more normal operating environment.  In the meantime, we are working to further support the communities we serve and believe our strong balance sheet should provide the strength and stability to weather the remainder of these difficult times.”

Operating Results
Net interest income for the first quarter 2021 totaled $14.5 million, a decrease of $2.0 million from the fourth quarter 2020 and a decrease of $813,000 from the first quarter 2020.  Net interest margin for the first quarter 2021 was 2.33 percent, down 36 basis points from the fourth quarter 2020, and down 92 basis points from the first quarter 2020.  Net interest income for the first quarter 2021 benefitted from amortization of $2.0 million in fees from loans originated under the PPP.  Amortization of such fees were $3.2 million in the fourth quarter 2020.  These fees are amortized over the loans’ contractual maturity, which is 24 months or 60 months, as applicable.  Upon SBA  forgiveness, the remaining unamortized fees are recognized into interest income.  During the first quarter 2021, the Company had approved and received forgiveness disbursements from the SBA on 573 loans with balances totaling $71.7 million.  Net interest margin was negatively impacted in the first quarter 2021 versus the first quarter 2020 by our carrying significantly higher balances of federal funds sold due to the significant increase in balances held by depositors throughout the COVID-19 pandemic.  These balances, which earn only 10 basis points in interest, increased by $624.0 million, on average, from the first quarter 2020 and caused a 64 basis point decrease in net interest margin in the first quarter 2021.  Another significant factor in the 92 basis point decrease in net interest margin from the first quarter 2020 to the first quarter 2021 was the impact of the 150 basis point decrease in the federal funds rate in March 2020.  Floor rates established by the Company on its variable rate loans over recent years served to soften the negative impact on net interest income of these federal funds rate decreases.  Without these floors, net interest income for the quarter would have been lower than stated by approximately $1.0 million.

Average interest earning assets for the first quarter 2021 increased $79.6 million from the fourth quarter 2020 and were up $640.1 million from the first quarter 2020.  Increases in deposit balances, particularly municipal and business deposits, resulted from these customers holding higher balances throughout the COVID-19 pandemic.

Macatawa Bank Corporation 1Q Results / page 3 of 7

Non-interest income decreased $533,000 in the first quarter 2021 compared to the fourth quarter 2020 and increased $1.6 million from the first quarter 2020.  Gains on sales of mortgage loans in the first quarter 2021 were down $417,000 compared to the fourth quarter 2020 and were up $1.4 million from the first quarter 2020.  The Company originated $47.3 million in mortgage loans for sale in the first quarter 2021 compared to $36.2 million in the fourth quarter 2020 and $29.4 million in the first quarter 2020.  Deposit service charges were down $81,000 in the first quarter 2021 compared to the fourth quarter 2020 and were down $118,000 compared to the first quarter 2020.  These fees are lower than in recent years due to lower overdraft fees as customers have generally retained higher deposit balances due to uncertainty related to the COVID-19 pandemic and receipt of economic stimulus payments.

Non-interest expense was $11.5 million for the first quarter 2021, compared to $12.0 million for the fourth quarter 2020 and $11.7 million for the first quarter 2020.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were down $181,000 compared to the fourth quarter 2020 and were down $279,000 compared to the first quarter 2020.  The decreases compared to the first quarter 2020 were due to a combination of factors, primarily a higher level of salary deferral resulting from PPP loan originations, lower bonus accrual, lower medical insurance costs and lower 401k matching contributions.  Partially offsetting this was  a higher level of salary and other compensation from staffing changes and merit increases and increased variable based compensation from higher mortgage production.  The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q1 2021 to Q4 2020	Q1 2021 To Q1 2020

Salaries and other compensation	$12,702	$80,104
Salary deferral from commercial loans	(92,493)	(211,450)
Bonus accrual	(266,000)	(86,918)
Mortgage production – variable comp	(33,096)	150,155
401k matching contributions	(37,613)	(85,891)
Medical insurance costs	235,500	(125,000)
Total change in salaries and benefits	$(181,000)	$(279,000)

Nonperforming asset expenses remained low in the first quarter 2021 at just $32,000 compared to $12,000 in the fourth quarter 2020 and $61,000 in the first quarter 2020.  FDIC assessment expense was $170,000 in the first quarter 2021 and $194,000 in the fourth quarter 2020.  There was no FDIC assessment expense in the first quarter 2020 as the FDIC assessment credits fully covered the assessment in that quarter.  All of the Company’s FDIC assessment credits had been applied by the second quarter 2020, so expense increased.  Data processing expenses were down $141,000 in the first quarter 2021 compared to the fourth quarter 2020 and were up $147,000 compared to the first quarter 2020 due to online banking conversion related expenses incurred in the fourth quarter 2020 and higher ongoing online banking expenses due to higher usage by deposit customers.  Other categories of non-interest expense were relatively flat compared to the fourth quarter 2020 and the first quarter 2020 due to a continued focus on expense management.

Federal income tax expense was $1.8 million for the first quarter 2021 compared to $1.8 million for the fourth quarter 2020 and $1.4 million for the first quarter 2020.  Federal income tax expense for the fourth quarter 2020 benefitted from the reversal of $92,000 deferred tax valuation allowance at the end of 2020.  The effective tax rate was 18.5 percent for the first quarter 2021, compared to 16.8 percent for the fourth quarter 2020 and 18.2 percent for the first quarter 2020.

Macatawa Bank Corporation 1Q Results / page 4 of 7

Asset Quality
No provision for loan losses was recorded in the first quarter 2021 compared to an $800,000 provision in the fourth quarter 2020 and $700,000 in the first quarter 2020.  Net loan recoveries for the first quarter 2021 were $44,000, compared to fourth quarter 2020 net loan recoveries of $50,000 and first quarter 2020 net loan recoveries of $989,000.  At March 31, 2021, the Company had experienced net loan recoveries in twenty-three of the past twenty-five quarters.  Total loans past due on payments by 30 days or more amounted to $217,000 at March 31, 2021, down $364,000 from $581,000 at December 31, 2020 and down $296,000 from $513,000 at March 31, 2020.  Delinquency as a percentage of total loans was just 0.02 percent at March 31, 2021, well below the Company’s peer level.

The allowance for loan losses of $17.5 million was 1.26 percent of total loans at March 31, 2021, compared to 1.22 percent of total loans at December 31, 2020, and 1.35 percent at March 31, 2020.  The ratio at March 31, 2021 and at December 31, 2020 includes the PPP loans, which are fully guaranteed by the SBA and receive no allowance allocation.  The ratio at March 31, 2021 and December 31, 2020 excluding PPP loans was 1.55 percent and 1.45 percent, respectively.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 33-to-1 as of March 31, 2021.

The CARES Act enacted in the first quarter of 2020 allowed the Company to provide payment relief to borrowers that were current on their loan terms at December 31, 2019 without being required to identify those loans as troubled debt restructurings.  The Company granted 726 of these modifications with principal balances totaling $337.2 million, the large majority of which were granted an interest only period of 90 days.  Some borrowers were granted a second 90 day modification and a few were granted a third 90 day modification.  At March 31, 2021, over 99 percent of the modifications granted had expired and the loans were back to their contractual terms.  The table below shows the number of loans and balances that were under such modifications as of the end of the quarter for the dates indicated.

Dollars in 000s	Number of COVID-19 Modifications	Balance of COVID-19 Modifications
March 31, 2020	176	$87,917
June 30, 2020	599	297,269
September 30, 2020	26	79,894
December 31, 2020	6	2,018
March 31, 2021	5	21,894

At March 31, 2021, the Company's nonperforming loans were $525,000, representing 0.04 percent of total loans.  This compares to $533,000 (0.04 percent of total loans) at December 31, 2020 and $7.2 million (0.52 percent of total loans) at March 31, 2020.  Nonperforming loans at March 31, 2020 were elevated due to a single commercial loan relationship that was resolved during the second quarter 2020.  Other real estate owned and repossessed assets were $2.4 million at March 31, 2021, compared to $2.5 million at December 31, 2020 and $2.6 million at March 31, 2020. Total non-performing assets, including other real estate owned and nonperforming loans, were $2.9 million, or 0.11 percent of total assets, at March 31, 2021.  Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $7.0 million from March 31, 2020 to March 31, 2021.

Macatawa Bank Corporation 1Q Results / page 5 of 7

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Mar 31, 2021	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020

Commercial Real Estate	$432	$438	$97	$2,857	$5,908
Commercial and Industrial	---	---	---	---	1,211
Total Commercial Loans	432	438	97	2,857	7,119
Residential Mortgage Loans	93	95	98	100	103
Consumer Loans	---	---	---	---	8
Total Non-Performing Loans	$525	$533	$195	$2,957	$7,230

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Mar 31, 2021	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020

Non-Performing Loans	$525	$533	$195	$2,957	$7,230
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,371	2,537	2,624	2,624	2,626
Total Non-Performing Assets	$2,896	$3,070	$2,819	$5,581	$9,856

Balance Sheet, Liquidity and Capital

Total assets were $2.73 billion at March 31, 2021, an increase of $92.3 million from $2.64 billion at December 31, 2020 and an increase of $703.3 million from $2.03 billion at March 31, 2020.  Assets were elevated at March 31, 2021 and December 31, 2020 due to customers holding a higher level of deposits during the COVID-19 pandemic, including unused balances from PPP loan proceeds.  Total loans were $1.38 billion at March 31, 2021, a decrease of $46.4 million from $1.43 billion at December 31, 2020 and a decrease of $12.4 million from $1.40 billion at March 31, 2020.

Commercial loans increased by $66.4 million from March 31, 2020 to March 31, 2021, offset by a decrease of $58.8 million in the residential mortgage portfolio, and a decrease of $20.0 million in the consumer loan portfolio.  Commercial real estate loans decreased by $52.0 million, commercial and industrial loans decreased by $135.4 million and PPP loans increased by $253.8 million, net of SBA forgiveness received, during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Mar 31, 2021	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020

Construction and Development	$117,178	$118,665	$121,578	$127,094	$135,648
Other Commercial Real Estate	423,424	433,508	437,345	442,862	457,003
Commercial Loans Secured by Real Estate	540,602	552,173	558,923	569,956	592,651
Commercial and Industrial	392,208	436,331	413,702	405,093	527,590
Paycheck Protection Program	253,811	229,079	339,216	335,668	---
Total Commercial Loans	$1,186,621	$1,217,583	$1,311,841	$1,310,717	$1,120,241

Bank owned life insurance was $42.2 million at March 31, 2021, down $272,000 from $42.5 million at December 31, 2020 and down $167,000 from $42.4 million at March 31, 2020 due to earnings on the underlying investments offset by the distribution of $560,000 from a death claim during the first quarter 2021.

Macatawa Bank Corporation 1Q Results / page 6 of 7

Total deposits were $2.39 billion at March 31, 2021, up $89.4 million, or 3.9 percent, from $2.30 billion at December 31, 2020 and were up $682.6 million, or 40.0 percent, from $1.71 billion at March 31, 2020.  Demand deposits were up $10.8 million in the first quarter 2021 compared to the fourth quarter 2020 and were up $540.2 million compared to the first quarter 2020.  Money market deposits and savings deposits were up $79.5 million from the fourth quarter 2020 and were up $183.7 million from the first quarter 2020.  Certificates of deposit were down $872,000 at March 31, 2021 compared to December 31, 2020 and were down $41.3 million compared to March 31, 2020 as customers reacted to changes in market interest rates.  As deposit rates have dropped, the Company has experienced some shifting between deposit types and, overall, deposit customers are holding higher levels of liquid deposit balances in the low interest rate environment and due to uncertainty related to the COVID-19 pandemic.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Company's total risk-based regulatory capital ratio at March 31, 2021 was higher than the ratios at both December 31, 2020 and March 31, 2020.  Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at March 31, 2021.

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for ten years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Macatawa Bank Corporation 1Q Results / page 7 of 7

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to risks and uncertainties related to, and the impact of, the global coronavirus (COVID-19) pandemic on the business, financial condition and results of operations of our company and our customers, trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2020.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

EARNINGS SUMMARY	1st Qtr 2021	4th Qtr 2020	1st Qtr 2020
Total interest income	$15,274	$17,401	$17,494
Total interest expense	784	888	2,191
Net interest income	14,490	16,513	15,303
Provision for loan losses	-	800	700
Net interest income after provision for loan losses	14,490	15,713	14,603

NON-INTEREST INCOME
Deposit service charges	992	1,073	1,110
Net gains on mortgage loans	2,015	2,432	650
Trust fees	1,005	957	935
Other	2,527	2,610	2,264
Total non-interest income	6,539	7,072	4,959

NON-INTEREST EXPENSE
Salaries and benefits	6,412	6,593	6,691
Occupancy	1,037	971	1,009
Furniture and equipment	937	974	855
FDIC assessment	170	194	-
Problem asset costs, including losses and (gains)	32	12	61
Other	2,897	3,222	3,106
Total non-interest expense	11,485	11,966	11,722
Income before income tax	9,544	10,819	7,840
Income tax expense	1,766	1,822	1,429
Net income	$7,778	$8,997	$6,411

Basic earnings per common share	$0.23	$0.26	$0.19
Diluted earnings per common share	$0.23	$0.26	$0.19
Return on average assets	1.17%	1.39%	1.27%
Return on average equity	12.91%	15.24%	11.63%
Net interest margin (fully taxable equivalent)	2.33%	2.69%	3.25%
Efficiency ratio	54.62%	50.74%	57.85%

BALANCE SHEET DATA	March 31	December 31	March 31
Assets	2021	2020	2020
Cash and due from banks	$26,900	$31,480	$25,861
Federal funds sold and other short-term investments	884,985	752,256	181,334
Debt securities available for sale	233,672	236,832	243,368
Debt securities held to maturity	89,170	79,468	82,514
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	9,315	5,422	1,966
Total loans	1,382,951	1,429,331	1,395,341
Less allowance for loan loss	17,452	17,408	18,889
Net loans	1,365,499	1,411,923	1,376,452
Premises and equipment, net	43,113	43,254	43,461
Bank-owned life insurance	42,244	42,516	42,411
Other real estate owned	2,371	2,537	2,626
Other assets	25,514	24,780	19,539

Total Assets	$2,734,341	$2,642,026	$2,031,090

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$848,798	$809,437	$492,409
Interest-bearing deposits	1,539,147	1,489,150	1,212,971
Total deposits	2,387,945	2,298,587	1,705,380
Other borrowed funds	70,000	70,000	70,000
Long-term debt	20,619	20,619	20,619
Other liabilities	13,398	12,977	11,511
Total Liabilities	2,491,962	2,402,183	1,807,510

Shareholders' equity	242,379	239,843	223,580

Total Liabilities and Shareholders' Equity	$2,734,341	$2,642,026	$2,031,090

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly

	1st Qtr 2021	4th Qtr 2020	3rd Qtr 2020	2nd Qtr 2020	1st Qtr 2020
EARNINGS SUMMARY
Net interest income	$14,490	$16,513	$14,674	$15,047	$15,303
Provision for loan losses	-	800	500	1,000	700
Total non-interest income	6,539	7,072	6,092	5,854	4,959
Total non-interest expense	11,485	11,966	11,533	10,504	11,722
Federal income tax expense	1,766	1,822	1,613	1,759	1,429
Net income	$7,778	$8,997	$7,120	$7,638	$6,411

Basic earnings per common share	$0.23	$0.26	$0.21	$0.22	$0.19
Diluted earnings per common share	$0.23	$0.26	$0.21	$0.22	$0.19

MARKET DATA
Book value per common share	$7.09	$7.01	$6.86	$6.72	$6.56
Tangible book value per common share	$7.09	$7.01	$6.86	$6.72	$6.56
Market value per common share	$9.95	$8.37	$6.53	$7.82	$7.12
Average basic common shares	34,195,526	34,154,820	34,109,901	34,108,982	34,106,719
Average diluted common shares	34,195,526	34,154,820	34,109,901	34,108,982	34,106,719
Period end common shares	34,193,132	34,197,519	34,101,320	34,114,901	34,107,995

PERFORMANCE RATIOS
Return on average assets	1.17%	1.39%	1.12%	1.31%	1.27%
Return on average equity	12.91%	15.24%	12.29%	13.50%	11.63%
Net interest margin (fully taxable equivalent)	2.33%	2.69%	2.43%	2.74%	3.25%
Efficiency ratio	54.62%	50.74%	55.54%	50.26%	57.85%
Full-time equivalent employees (period end)	327	328	327	335	331

ASSET QUALITY
Gross charge-offs	$50	$22	$24	$4,183	$39
Net charge-offs/(recoveries)	$(44)	$(50)	$(203)	$4,034	$(989)
Net charge-offs to average loans (annualized)	-0.01%	-0.01%	-0.05%	1.03%	-0.29%
Nonperforming loans	$525	$533	$195	$2,957	$7,230
Other real estate and repossessed assets	$2,371	$2,537	$2,624	$2,624	$2,626
Nonperforming loans to total loans	0.04%	0.04%	0.01%	0.19%	0.52%
Nonperforming assets to total assets	0.11%	0.12%	0.11%	0.23%	0.49%
Allowance for loan losses	$17,452	$17,408	$16,558	$15,855	$18,889
Allowance for loan losses to total loans	1.26%	1.22%	1.07%	1.01%	1.35%
Allowance for loan losses to total loans (excluding PPP loans)	1.55%	1.45%	1.38%	1.29%	1.35%
Allowance for loan losses to nonperforming loans	3324.19%	3266.04%	8491.28%	536.19%	261.26%

CAPITAL
Average equity to average assets	9.04%	9.11%	9.07%	9.68%	10.93%
Common equity tier 1 to risk weighted assets (Consolidated)	16.73%	15.79%	15.30%	14.92%	13.43%
Tier 1 capital to average assets (Consolidated)	9.80%	9.89%	9.78%	10.49%	11.90%
Total capital to risk-weighted assets (Consolidated)	19.33%	18.29%	17.74%	17.30%	15.81%
Common equity tier 1 to risk weighted assets (Bank)	17.60%	16.67%	16.18%	15.81%	14.23%
Tier 1 capital to average assets (Bank)	9.52%	9.63%	9.52%	10.21%	11.56%
Total capital to risk-weighted assets (Bank)	18.81%	17.84%	17.28%	16.87%	15.39%
Common equity to assets	8.87%	9.08%	9.32%	9.36%	11.01%
Tangible common equity to assets	8.87%	9.08%	9.32%	9.36%	11.01%

END OF PERIOD BALANCES
Total portfolio loans	$1,382,951	$1,429,331	$1,542,335	$1,562,688	$1,395,341
Earning assets	2,611,093	2,510,882	2,376,943	2,316,213	1,912,400
Total assets	2,734,341	2,642,026	2,508,718	2,451,148	2,031,090
Deposits	2,387,945	2,298,587	2,170,579	2,118,291	1,705,380
Total shareholders' equity	242,379	239,843	233,865	229,338	223,580

AVERAGE BALANCES
Total portfolio loans	$1,401,399	$1,481,054	$1,542,838	$1,571,544	$1,384,465
Earning assets	2,537,300	2,457,746	2,416,072	2,216,193	1,897,236
Total assets	2,666,802	2,590,875	2,554,198	2,338,888	2,017,823
Deposits	2,321,012	2,249,679	2,215,509	2,007,258	1,701,994
Total shareholders' equity	241,023	236,127	231,702	226,288	220,538